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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported):  April 17, 1997



                           GOLDEN STAR RESOURCES LTD.
                           --------------------------
             (Exact name of registrant as specified in its charter)




Canada                                             000-21708                      980101955
---------------------------------          -------------------------         -------------------
(State or other jurisdiction of            (Commission File Number)          (IRS Employer
of incorporation)                                                            Identification No.)





                        1660 Lincoln Street, Suite 3000
                             Denver, Colorado 80264
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              (Address of principal executive offices) (zip code)


                                  303-830-9000
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              Registrant's telephone number, including area code:


              One Norwest Center, 1700 Lincoln Street, Suite 1950
                             Denver, Colorado 80203
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         (Former name or FORMER ADDRESS, if changed since last report)

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ITEM 5.  OTHER EVENTS

RECENT DEVELOPMENTS

On April 17, 1997, Golden Star Resources Ltd. (the "Company") announced core drilling results for the Andorinhas gold project in the State of Para, Brazil. Core drilling completed since the last report on January 29, 1997, totaled approximately 4,060 meters in 14 holes, MAF-51 to MAF-64. Significant mineralized intersections of the Melechete zone were encountered in 11 of the 14 holes. Six of nine step out holes, drilled to extend the down-dip limits of the Melechete/Matinha zone, intercepted significant mineralization exhibiting a weighted average grade of approximately 11.3 g Au/t over an average thickness of approximately 4.3 meters.

On May 5, 1997, the Company announced the closing of an offering of 3,025,000 common shares of Golden Star at US$7.50 per share for total proceeds before expenses of US$22,687,500.

On May 8, 1997, the Company and Cambior Inc. announced an increase in estimated mining reserves at the Gross Rosebel project in Suriname. Proven and probable mining reserves at Gross Rosebel are in excess of 35 million tonnes grading 1.6 g Au/t, representing approximately 1.8 million ounces of gold in situ, a 32% increase over the September 1996 estimate of approximately 30 million tonnes grading 1.5 g Au/t. The reserve calculation was based on a gold price of US$400/oz.

On May 14, 1997, the Company and its then approximately 58% owned, public subsidiary Pan African Resources Corporation ("PARC") announced an exploration update on the continuing evaluation of the 1,300 square kilometer Ndori property in Kenya. 1,257 of the proposed 1,500 termite mound samples were collected defining two significant areas of interest. The first of the two target areas defined is located in the south western portion of the Ndori property and encompasses approximately 150 square kilometers near the former Kidston and Ngiga mines. In this area, a zone of quartz stock work was identified over 1 kilometer long and up to 80 meters wide with grab samples consistently assaying over 1.0 g Au/t up to a maximum of 4.5 g Au/t. The second of the two target areas is located in the north central portion of the property near the village of Barding, encompassing an area of approximately 30 square kilometers of samples. PARC's geologic mapping and grab sampling has identified an intrusive diorite that hosts a quartz stock work, with altered intrusive rock where samples have been grading up to a maximum of 12.0 g Au/t and stock work grading up to 40.0 g Au/t.

On June 30, 1997, the Company announced the conversion of a loan from the Company to PARC of US$2.0 million plus accrued interest of US$18,591 into 7,333,328 common shares of PARC increasing the Company's ownership in PARC from 58.2% to 63.9%.

On July 1, 1997, Jean-Pierre Lefebvre resigned as a director of the Company.

On July 16, 1997, the Company and its approximately 68% owned public subsidiary, Guyanor Ressources S.A. ("Guyanor") announced core drilling results from the contiguous St-Elie and Dieu-Merci projects in French Guiana. On the Dieu-Merci project, 20 holes totaling 3,049 meters, were completed on the Kerouani and Virgile prospects. At both Kerouani and Virgile 10 holes were drilled to test the depth potential of near surface gold mineralization over areas approximately 300 by 250 meters each. At Kerouani, significant mineralization was encountered in each of the 10 holes (DM97-01 to DM97-10) through the saprolite profile and into hardrock, yielding an average mineralized interval of approximately six meters with a weighted average gold grade of 2.0 g/t. At Virgile, significant mineralization was encountered in 70% of the holes drilled (DM97-11 to DM97-20), yielding an average mineralized interval of approximately five meters with a weighted average gold grade of 2.2 g/t. At Michel, a 16 hole infill core




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drilling campaign totaling 2,124 meters was completed to confirm and extend gold mineralization discovered in 1996. Significant gold mineralization was encountered in 11 of the 12 holes for which results are available, yielding an average mineralized interval of approximately 14 meters with a weighted average gold grade of 2.8 g/t.

On July 25, 1997, the Company together with Guyanor, Cambior Inc. and Cambiex Exploration Inc. announced estimated mineralized inventory at the Yaou and Dorlin projects in French Guiana of approximately 35 million tonnes grading 1.6 g Au/t, including 18.2 million tonnes grading 2.0 g Au/t at Yaou and 16.8 million tonnes grading 1.2 g Au/t at Dorlin. Cambior Inc. also reported that it had adopted a new policy of not reporting probable reserves until a prefeasibility study has been completed at the two projects.

On August 13, 1997, the Company announced that, in response to continuing weak gold prices, management had implemented a program for the second half of 1997 to conserve cash by reducing administrative expenses and exploration spending. As of June 30, 1997, the Company had approximately $29 million in cash. The revised budgets anticipate total net cash outflow of approximately $1.5 million per month. These net expenditures are after anticipated joint venture contributions to the Company's projects of approximately $7.8 million for the second half of 1997. Management has assessed and prioritized exploration projects in order to ensure continued progress on the most promising projects in the Company's portfolio over a prolonged period of time should the currently weak gold environment persist. The objective of the revised budgets is to fund those programs that the Company believes offer the greatest potential for meaningful results and that will generate new resources and reserves. As a result of management's assessment of project priorities, primary exploration efforts for the remainder of 1997 are focused on advanced stage projects and higher priority earlier stage projects including the following six projects:
Andorinhas in Brazil, Yaou, Dorlin, St-Elie and Paul-Isnard in French Guiana, and Eagle Mountain in Guyana.

Andorinhas is the largest single program in the Company's budget with $5.3 million previously budgeted for 1997. The new budget for Andorinhas for the second half of 1997 has been reduced by 25%, bringing total projected spending at the project to $4.7 million for the year. The reduced spending results primarily from less drilling (500 meters), no trenching, and reduced personnel and camp costs. Work will continue on the scoping study by independent consultants to determine the preliminary technical and economic parameters necessary for mine development.

The new 1997 budget for the Yaou and Dorlin projects has been revised to $5.5 million from $5.4 million. Based on this budget, Guyanor's share of expenditures will be approximately $1.1 million, with contributions anticipated to begin in September as soon as Cambior Inc. meets its $11.0 million spending commitment pursuant to the option agreement between Guyanor, the Company and Cambior Inc. Diamond drilling at Dorlin is planned to increase to 10,000 m on 50 m centers using two drills to enable estimation of reserves in the Nivre East and West zones and preparation of a pre-feasibility study. Drilling is also planned to test the continuity at depth of the two intrusive targets to the north and west of the Nivre system. Funds are also budgeted for deep augering to enable definition of a surficial gold resource.

A program of soil geochemistry, geologic mapping, deep augering, trenching and diamond drilling is planned for the St-Elie and Dieu-Merci projects in the second half of 1997. A total of 6,500 m of core drilling is planned with 3,000 m focused on the Michel zone and 2,000 m on 3 to 4 additional St-Elie targets. A total of 1,500 m of core drilling is also planned on the Cesar and Devis-Sud targets at Dieu Merci. The second half 1997 budget for the combined St-Elie/Dieu Merci project is US$2.5 million, all of which is expected to be funded by ASARCO.





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During the first half of 1997, work was again initiated on the Eagle Mountain project, located approximately 35 kilometers southeast of the Omai mine in Guyana. This work included the compilation of extensive deep augering conducted previously by the Company, which defined a significant gold anomaly (greater than 0.5 g Au/t) over an area approximately 800 by 1,600 meters. Trenching over the anomaly, totaling 752 meters in 15 trenches, yielded encouraging results leading to the decision to continue funding the program. A budget of $500,000 has been approved for continuing exploration at Eagle Mountain for the remainder of 1997. This budget anticipates the completion of approximately 2,000 meters of core drilling to test the continuity of mineralization at depth over the existing anomaly as well as additional deep augering to identify potential lateral extensions of the existing anomaly.

Construction of the Gross Rosebel project in Suriname has been deferred pending receipt of the necessary government approvals, resolution of certain issues related to development and improved gold prices. Work will continue to update the feasibility study during the second half of 1997. The revised budget for the second half of 1997 at Gross Rosebel is $2.05 million of which 50% or $1.03 million is the Company's share. This amount includes $576,000 for continuing engineering and $180,000 for equipment already ordered. The Company's previously budgeted 1997 construction expenditures of $5.74 million for Gross Rosebel have been deferred.

Work is also expected to continue on gold anomalies established through the Company's joint ventures with BHP in Suriname and Guyana, as well as programs recently initiated on the Dachine diamond project in French Guiana and the Five Stars diamond projects in north western Guyana. Most other earlier stage projects have been put on care and maintenance while awaiting improved market conditions.

Guyanor announced on August 20, 1997 that 10 core holes were completed at the Paul-Isnard project in May and June 1997, totaling 1,995 meters. Nine of the ten holes intersected significant gold mineralization exhibiting a weighted average grade of 2.0 g Au/t over an average mineralized interval of 6.0 meters. These holes, drilled on wide spacings of 200 to 400 meters, confirmed east and west extensions of the sulfide-rich, felsic volcanic unit discovered through core drilling in 1996. To date, significant mineralization has been encountered in core holes over a strike length of approximately 2.4 kilometers with varying widths from 200 to 400 meters. Gold mineralization is associated with sulfide-rich zones, primarily pyrite, pyrrhotite, chalcopyrite and locally arsenopyrite. Polymetallic assays were conducted selectively on 71 samples from the second phase of core drilling. Copper values were recorded in 80% of the samples yielding a weighted average grade of 0.11% copper. Silver values were recorded in all of the samples yielding a weighted average grade of 4.1 g Ag/t. Trace values of chrome, magnesium, and zinc were also reported in all the samples. The budget for the second half of 1997 for Paul-Isnard/Eau-Blanche is approximately $1.2 million, funded by ASARCO. A third phase drilling program involving 4,000 to 5,000 meters is being designed to test the continuity of the mineralized trend discovered in the first two phases of core drilling. Infill drilling is planned over the known 2.4 kilometer strike length of the sulfide rich felsic volcanic unit at Montagne d'Or. In addition, core-drilling will be conducted to the east of the known mineralization to test the possible strike extension of the Montagne d'Or target.





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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        GOLDEN STAR RESOURCES LTD.
                                        ---------------------------------------
                                            Registrant


Date   September 23, 1997                   /s/ Gordon J. Bell
    ------------------------------      ---------------------------------------
                                            Gordon J. Bell
                                            Vice President and Chief Financial
                                            Officer





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